Exhibit 99

              Sypris Elects John F. Brinkley to Board of Directors


    LOUISVILLE, Ky.--(BUSINESS WIRE)--April 26, 2005--Sypris Solutions, Inc. (Nasdaq/NM:SYPR) announced today that it has elected John F. ("Jack") Brinkley to join its Board of Directors as a Class II director. Mr. Brinkley will become a member of the Compensation Committee and the Nominating and Governance Committee of the Board of Directors.
    Mr. Brinkley retired in 1995 from the Ford Motor Company after 33 years of service, including 28 years of working and living in international markets. During his long and distinguished career with Ford, Mr. Brinkley served in a variety of executive positions, including General Manager, North American Automotive Operations Export Sales, and in Europe as Vice President of Marketing, Director of Southern Europe Sales Operations, and Director of Truck Operations. Mr. Brinkley also served on several Ford national company boards while in Europe. Prior to his European assignments, he managed Ford sales operations in West Africa. Mr. Brinkley holds a BBA degree in Marketing from the University of Cincinnati and an MBA from Indiana University.
    Commenting on the announcement, Jeffrey T. Gill, president and chief executive officer of Sypris Solutions, said, "We are pleased to have Jack join our board. His highly-regarded track record and commercial focus as an executive with Ford will be a source of great value to the Company. We believe that his knowledge of international markets and experience in the truck industry render Jack uniquely qualified to make an immediate and significant contribution to the future development of Sypris."
    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services. For more information about Sypris Solutions, visit its Web site at www.sypris.com.



    CONTACT: Sypris Solutions Inc., Louisville
             David D. Johnson, 502-329-2000